Exhibits 5.2 and 23.3

LETTERHEAD

February 18, 2005

GFI Group Inc.

100 Wall Street

NY, NY 10005

Re:      Registration Statement on Form S-8 of GFI Group Inc. Relating to the Issuance of Shares of Common Stock Pursuant to the 2002 Stock Option Plan, the 2000 Stock Option Plan and the 2004 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to GFI Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”) relating to the offering of up to 5,704,421 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the provisions of the 2002 Stock Option Plan, the 2000 Stock Option Plan and the 2004 Equity Incentive Plan (the “Plans”). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

We are of the opinion that when:

(a)          the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with;

(b)         the Company’s Board of Directors shall have duly authorized the issuance of the Shares; and

(c)          the Shares shall have been duly issued and paid for in an amount not less than par value of $0.01 per share,

the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ MILBANK, TWEED, HADLEY & MCCLOY LLP
Milbank, Tweed, Hadley & McCloy LLP